Registration No. 333-132037

Registration No. 333-53602

Registration No. 33-80433

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-132037

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-53602

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 33-80433

UNDER THE SECURITIES ACT OF 1933

HEALTH MANAGEMENT ASSOCIATES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	61-0963645
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5811 Pelican Bay Boulevard, Suite 500

Naples, FL 34108-2710

(Address of Principal Executive Offices)

Health Management Associates, Inc. 2006 Outside Director Restricted Stock Award Plan

Health Management Associates, Inc. 1996 Executive Incentive Compensation Plan

Health Management Associates, Inc. Stock Option Plan for Outside Directors

(Full Title of Plans)

Rachel A. Seifert

Executive Vice President and

Secretary

Health Management Associates, Inc.

5811 Pelican Bay Boulevard

Suite 500

Naples, FL 34108-2710

(239) 598-3131

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Health Management Associates, Inc. (the “Registrant”):

•	Registration Statement No. 333-132037 pertaining to the registration of 200,000 shares of Class A Common Stock, par value $0.01 per share, of the Registrant (the “Common Stock”) issuable under the Health Management Associates, Inc. 2006 Outside Director Restricted Stock Award Plan.

•	Registration Statement No. 333-53602 pertaining to the registration of 18,000,000 shares of Common Stock issuable under the Health Management Associates, Inc. 1996 Executive Incentive Compensation Plan.

•	Registration Statement No. 33-80433 pertaining to the registration of 75,000 shares of Common Stock issuable under the Health Management Associates, Inc. Stock Option Plan for Outside Directors.

On January 27, 2014, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 29, 2013, by and among the Registrant, Community Health Systems, Inc., a Delaware corporation (“Parent”), and FWCT-2 Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Health Management Associates, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, Florida, on the 27th day of January, 2014.

HEALTH MANAGEMENT ASSOCIATES, INC.

By:	/s/ W. Larry Cash
Name:	W. Larry Cash
Title:	President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ W. Larry Cash W. Larry Cash	President and Director (Principal Executive Officer and Principal Financial Officer)	January 27, 2014

/s/ Kevin J. Hammons Kevin J. Hammons	Senior Vice President (Principal Accounting Officer)	January 27, 2014

/s/ Martin G. Schweinhart Martin G. Schweinhart	Director	January 27, 2014

/s/ Rachel A. Seifert Rachel A. Seifert	Director	January 27, 2014